Exhibit 99.1

Resources Connection, Inc. Reports Second Quarter Results for Fiscal 2014

  Company reports revenue increase of 10.9% sequentially and 3.4% quarter-over-quarter to $146.0 million
  Earnings per share improve to $0.18 in fiscal 2014 second quarter compared to $0.14 in prior year second quarter
  Returns $12.8 million in capital to shareholders in dividends and stock buy-backs during second quarter
  Adjusted EBITDA* (Adjusted EBITDA Margin) for the second quarter is $15.9 million (10.9%) compared to $14.7 million (10.4%) in prior year second quarter

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, stock-based compensation and contingent consideration adjustments (if any)

IRVINE, Calif.--(BUSINESS WIRE)--January 2, 2014--Resources Connection, Inc. (NASDAQ: RECN), today announced financial results for its fiscal second quarter ended November 23, 2013. Resources Connection, Inc. is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Revenue for the second quarter of fiscal 2014 was $146.0 million, increasing 3.4% (3.8% on a constant dollar basis) compared to the prior year’s second quarter and 10.9% (10.5% on a constant dollar basis) sequentially. Revenue in the U.S. increased 6.6% quarter-over-quarter and 10.5% sequentially. U.S. revenue in the second quarter of fiscal 2014 was favorably impacted by an estimated $3.3 million, as the Thanksgiving holiday fell in the third quarter this year but occurred in the second quarter last year. International revenue improved 12.2% sequentially and declined 6.2% quarter-over-quarter (10.5% improvement sequentially and 4.8% decline quarter-over-quarter on a constant dollar basis).

The Company’s net income for the second quarter of fiscal 2014 was $7.1 million, or $0.18 per diluted share compared to net income for the second quarter of fiscal 2013 of $5.9 million, or $0.14 per diluted share.

“We are pleased with the improvement in our most important financial metrics in the second quarter, including revenue, gross margin, Adjusted EBITDA and operating cash flows,” said Tony Cherbak, president and chief executive officer of RGP. “Weekly revenue trends improved steadily through the second quarter from $11.2 million to $11.7 million by quarter-end.”

Gross margin improved 160 basis points sequentially and 20 basis points quarter-over-quarter to 39.3% in the second quarter of fiscal 2014. The improvement in gross margin sequentially was primarily attributable to decreased healthcare costs and payroll taxes and only one paid holiday in the U.S. (Labor Day) in the second quarter of fiscal 2014. The second quarter gross margin quarter-over-quarter improvement was attributable to the Thanksgiving holiday falling in the third quarter in fiscal 2014 and reduced levels of zero margin client reimbursable expenses, offset in part by an unfavorable reduction in the current quarter bill rate/pay rate ratio.

Selling, general and administrative expenses for the second quarter of fiscal 2014 were $43.1 million (29.5% of revenue), an increase of $1.5 million sequentially (from $41.6 million or 31.6% or revenue) and $800,000 quarter-over-quarter (from $42.3 million or 30.0% of revenue).

Cash flow from operations and Adjusted EBITDA were $3.1 million and $15.9 million (10.9% of revenue), respectively, for the second quarter of fiscal 2014 compared to $1.4 million and $14.7 million (10.4% of revenue), respectively, for the second quarter of fiscal 2013.

“Although our clients remain focused on cost management, we have seen a renewed willingness by certain clients to engage in larger scale projects” said Don Murray, executive chairman of RGP. “Our revenue this quarter is the highest achieved since the third quarter of fiscal 2009.”

The Company’s revenue for the six months ended November 23, 2013 was $277.7 million compared to $278.1 million for the first six months ended November 24, 2012. The Company’s net income for the six months ended November 23, 2013 was $10.7 million, or $0.27 per diluted share. This compares to net income in the six months ended November 24, 2012 of $10.7 million, or $0.26 per diluted share. The improvement in earnings per share was driven primarily by a reduction in the weighted average diluted common shares outstanding in the first six months of fiscal 2014.

During the second quarter of fiscal 2014, the Company repurchased 807,000 shares of common stock for $10.1 million. As of January 2, 2014, the Company has approximately $58.3 million remaining under its board authorized stock buyback program. On December 19, 2013, the Company paid a quarterly dividend totaling $2.7 million ($0.07 per share) to shareholders. As of November 23, 2013, the Company’s cash, cash equivalents and short-term investments were $110.5 million compared to $119.0 million at fiscal year-end May 25, 2013.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,100 professionals, annually serving over 1,800 clients around the world from more than 70 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, January 2, 2014. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through January 9, 2014 at 855-859-2056. The conference ID number for the replay is 18668915. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include expectations concerning our customer’s willingness to engage in larger scale projects. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 23, 2013	November 24, 2012	November 23, 2013	November 24, 2012

	(Unaudited)		(Unaudited)

Revenue	$145,969	$141,197	$277,673	$278,130
Direct costs of services	88,564	85,987	170,558	169,531
Gross margin	57,405	55,210	107,115	108,599
Selling, general and administrative expenses (1)	43,121	42,342	84,733	84,402
Operating income before amortization
and depreciation (1)	14,284	12,868	22,382	24,197
Amortization of intangible assets	421	434	838	860
Depreciation expense	909	1,172	1,870	2,363
Operating income (1)	12,954	11,262	19,674	20,974
Interest income	(43)	(50)	(82)	(98)
Income before provision for income taxes (1)	12,997	11,312	19,756	21,072
Provision for income taxes (2)	5,902	5,448	9,008	10,376
Net income (1), (2)	$7,095	$5,864	$10,748	$10,696
Basic net income per share (1), (2)	$0.18	$0.14	$0.27	$0.26
Diluted net income per share (1), (2)	$0.18	$0.14	$0.27	$0.26
Basic shares	39,481	41,292	39,653	41,506
Diluted shares	39,555	41,359	39,700	41,567
Cash dividends declared per share	$0.07	$0.06	$0.14	$0.12

EXPLANATORY NOTES

1. Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.6 million, $1.8 million, $3.3 million, and $3.6 million for the three and six months ended November 23, 2013 and November 24, 2012, respectively.

2. The Company's effective tax rate was approximately 45% and approximately 48% for the three months ended November 23, 2013 and November 24, 2012, respectively, and approximately 46% and approximately 49% for the six months ended November 23, 2013 and November 24, 2012, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate. In addition, the effective tax rate during the three and six months ended November 23, 2013 benefited from the reversal of $300,000 and $650,000, respectively of uncertain international tax position accruals for which the statute of limitations has expired.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands, except Adjusted EBITDA Margin)

	Three Months Ended		Six Months Ended
	November 23, 2013	November 24, 2012	November 23, 2013	November 24, 2012

	(Unaudited)		(Unaudited)

Net income	$7,095	$5,864	$10,748	$10,696
Adjustments:
Amortization of intangible assets	421	434	838	860
Depreciation expense	909	1,172	1,870	2,363
Interest income	(43)	(50)	(82)	(98)
Provision for income taxes	5,902	5,448	9,008	10,376
EBITDA	14,284	12,868	22,382	24,197
Stock-based compensation expense	1,624	1,825	3,278	3,638
Adjusted EBITDA	$15,908	$14,693	$25,660	$27,835
Revenue	$145,969	$141,197	$277,673	$278,130
Adjusted EBITDA Margin	10.9%	10.4%	9.2%	10.0%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense and contingent consideration adjustments (if any). Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	November 23, 2013	May 25, 2013

	(Unaudited)

Cash, cash equivalents and short-term investments	$110,452	$119,012
Accounts receivable, less allowances	$93,120	$84,194
Total assets	$420,047	$417,640
Current liabilities	$62,390	$61,333
Total stockholders’ equity	$352,538	$352,327
Consultant headcount, end of period	2,402	2,208
Shares outstanding, end of period	39,040	39,705

	Six Months Ended
	November 23, 2013	November 24, 2012

	(Unaudited)

Cash flow from operating activities	$8,421	$5,066
Cash flow from investing activities	$(10,632)	$1,588
Cash flow from financing activities	$(14,392)	$(17,473)

CONTACT:
Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850 or mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500 or nate.franke@resources-us.com